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                                                               Exhibit 10.13

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement"), is made as of the 2nd day of January, 1996 ("Effective Date"), by and among NATIONAL INSURANCE GROUP, a California corporation, for itself and its current and future subsidiaries, including, without limitation, PINNACLE DATA CORPORATION, a California corporation ("Pinnacle"), FASTRAC SYSTEMS, INC. INSURANCE AGENT & BROKER, a California corporation ("Fastrac"), and GREAT PACIFIC INSURANCE COMPANY ("Great Pacific"), a California corporation (collectively the "Company") and DAVID B. BRODY, an individual ("Consultant").

                                    Recitals

A. Consultant desires to furnish certain operations and management Consulting Services to the Company.

B. The Company desires that Consultant furnish such Consulting Services, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

1. Description of Consulting Services. Consultant agrees to furnish operations and management Consulting Services, to the extent requested to do so in writing by the Company. The foregoing shall hereinafter be referred to as the "Consulting Services". The scope and specific description of Consulting Services shall be set forth in written addendum to this Agreement that may be executed by Consultant and duly authorized officers of Company ("Addendum") from time to time during the Term, as defined in Section 13.1. Consultant shall not perform any Consulting Services, and the Company shall have no obligation to Consultant for any Consulting Services, except pursuant to a duly executed Addendum, except for the first ninety (90) days from the Effective Date, Consultant shall perform Consulting Services on an hourly basis and without an Addendum to the extent requested by the Company. Consultant shall report to Gerry Gauer or other persons as may be directed by the Chief Executive Officer in connection with the performance of Consulting Services.

2. Description of Materials. Consultant further agrees to furnish such written documentation and materials ("Materials") as may be specified in an Addendum.

3. Schedule for Performance of the Consulting Services. The schedule for performing Consulting Services shall be as set forth in the Addendum for the particular Consulting Services.

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4. Place of Performance. The Consulting Services shall be conducted at such locations in our outside the San Francisco Bay Area as may be agreed upon by Consultant and the Company and set forth in the Addendum.

5. Expenses. Consultant shall be responsible for Consultant's expenses in the performance of the Consulting Services, except that the Company agrees to pay reasonable and necessary out-of pocket travel expenses relating to travel by Consultant on behalf of the Company that is approved in advance in writing by the Company and to reimburse Consultant for reasonable and necessary long distance telephone charges incurred by Consultant in the performance of Consulting Services.

6. Price and Payment for Consulting Services.

   6.1 The Company shall pay Consultant the amount set forth in the Addendum for the Consulting Services performed by Consultant and Materials prepared and delivered by Consultant, as more particularly described in the Addendum. Consultant's hourly rate shall be Two Hundred Dollars ($200) per hour, except as may be otherwise set forth in an Addendum hereto.

   6.2 Consultant shall render monthly invoices to the Company for Consulting Services requested by the Company and performed by Consultant in the immediately preceding month, and the Materials furnished by Consultant to the Company in the immediately preceding month. Invoices shall be paid by the Company within twenty
(20) days of receipt thereof from Consultant.

   6.3 If this Agreement is terminated prior to completion of performance of the Consulting Services, the Company shall not be obligated to pay for any Consulting Services not performed or Materials not delivered to the Company prior to the termination of this Agreement, unless otherwise agreed upon by the parties in writing.

7. Warranty. Consultant represents and warrants that the Consulting Services shall be performed in a skillful, diligent, expeditious, workmanlike and professional manner, with the usual thoroughness and competence of an operations and management consultant and in accordance with the best practices of that industry. Time is of the essence hereof.

8. Use of Pinnacle Flood System and Services by Consultant.

   8.1 Description of Pinnacle Flood System. The Company owns all proprietary rights, title and interest to certain computer software ("Pinnacle Flood System") which, among other things, can (i) ascertain whether or not a proper, correct and complete property address located in a state or territory of the United States ("PCCPA") is located in a Special Flood Hazard Area ("SFHA"), (ii) generate

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a certificate stating whether or not a PCCPA, identified by the Pinnacle Flood
System, is in a SFHA, (iii) generate a premium quotation and print an application for a Standard Flood Insurance Policy, as authorized under the National Flood Insurance Act, which under no circumstances will be binding upon or create any insurance coverage by or through the Company or create any obligation for any insurance company. The Pinnacle Flood System includes, but is not limited to, its source codes, access codes, password(s), data, screens, menus, instructions, documentation and any revisions, improvements, updates or modifications thereof.

   8.2 License to Use Pinnacle Flood System. The Company hereby grants to Consultant and Consultant agrees to accept a personal, nontransferable, nonassignable and nonexclusive limited license to use the Pinnacle Flood System in machine readable form, solely and exclusively for the purpose of performing the Consulting Services, at no cost to Consultant for such use, in accordance with the provisions of this Agreement and for no other use or purpose. Consultant may use the Pinnacle Flood System in performance of the Consulting Services by inputting a PCCPA into the Pinnacle Flood System ("Individual Inquiry").

   8.3 Description of the Services. In addition to the Pinnacle Flood System, the Company offers certain services currently comprised of the Fax Service, the Reverification Service, the Batch Individual Inquiry Service and the Life of Loan Service. Fastrac owns (i) an automated, on-line system which tracks, among other things, expiration dates of property insurance on real estate loan portfolios and has the capability of both receiving and sending data via telecommunications or via tape-to-tape, and (ii) an outsourcing service which, through Fastrac's employees, monitors and processes, among other things, the expiration of a customer's property insurance policies. The foregoing services of the Company shall hereinafter be referred to individually as a "Service" and collectively as the "Services".

   8.4 Right to Use Services. The Company hereby agree to permit Consultant to use the Services, solely and exclusively for the purpose of performing the Services, at no cost to Consultant for such use, in accordance with the provisions of this Agreement and for no other use or purpose.

   8.5 Proper Use by Consultant. Use of the Pinnacle Flood System and Services shall be limited to Consultant. Consultant hereby agrees and warrants that Consultant will use and operate the Pinnacle Flood System and Services solely for the purposes specified in this Agreement and only in the manner described in operational manuals, screens, menus and instructions of the Company. Consultant shall not (i) copy, use, market, sell, rent, resell, transfer, hypothecate, mortgage, joint venture, convert, franchise, distribute, encumber, modify, add on to, delete from, transport, destroy, alter or otherwise make available the use of (herein collectively referred to as "Use, Transfer, Encumber or Modify") the Pinnacle Flood System and Services or any part thereof, or (ii) enter

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into any agreement with or grant any right or permission to any person, partnership, entity, group, organization, firm, company, government or governmental body or agency, or otherwise (collectively "Third Party") to Use, Transfer, Encumber or Modify the Pinnacle Flood System or Services, or any part thereof.

   8.6 Payments. All costs of making an Individual Inquiry, i.e., telephone charges, courier fees, postage, etc., shall be borne by Consultant, excluding the normal and ordinary costs incurred by the Company in responding to an Individual Inquiry.

   8.7 No Liability. The Company shall have no liability or responsibility to Consultant or any Third Party in connection with any matter or thing relating to an Individual Inquiry made by Consultant or a response thereto by the Pinnacle Flood System, the Services or the Company.

   8.8 Prohibition on Sale, Transfer and Use. Consultant shall not sell, assign, transfer, hypothecate, mortgage, joint venture, encumber, convert or in any other way convey to any Third Party any information derived pursuant to its use of the Pinnacle Flood System or any of the Services, including, without limitation any response by Pinnacle to an Individual Inquiry. The Pinnacle Flood System and the Services shall not be used by Consultant for the purpose of obtaining a response by Pinnacle to an Individual Inquiry that will be used by any person or entity for any reason other than the purpose of performing the Consulting Services. Any breach of the foregoing by Consultant shall be deemed a material breach of this Agreement which is subject to the provisions of Section 13.2.3.

   8.9 Disclaimer of any Warranty. NEITHER PINNACLE NOR FASTRAC MAKES AND CONSULTANT RECEIVES NO WARRANTY ON THE PINNACLE FLOOD SYSTEM, SERVICES, PRODUCTS AND/OR OTHER SERVICES BEING PROVIDED TO CONSULTANT PURSUANT TO THIS AGREEMENT, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CONSULTANT, AND THE COMPANY SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PINNACLE NOR FASTRAC WARRANTS THAT THE PINNACLE FLOOD SYSTEM OR SERVICES WILL BE UNINTERRUPTED OR ERROR FREE.

9. Proprietary Rights.

   9.1 Title. The Company hereby retains all right, title and interest in and to the Pinnacle Flood System and Services and all the Company trademarks, tradenames servicemarks and logos, including, but not limited to, all trademark, copyright, patent and other intellectual property rights. At any time the Company may, in its sole discretion, in whole or in part and without permission from or

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notice to Consultant, use, transfer, license, lease, encumber or modify any of the rights, title and/or interest in or to the Pinnacle Flood System, the Services and/or all parts thereof; provided that any such action shall not preclude Pinnacle from performing its duties and obligations under this Agreement. All proprietary notices incorporated in, marked on, or affixed to the Pinnacle Flood System shall not be removed, covered over, obliterated, altered or substituted by Consultant, or by another with Consultant's consent or knowledge, without the prior written approval of Pinnacle. The Company reserves the sole right, but is not obligated, to copyright and/or patent the Pinnacle Flood System or the Services in its own name and/or in the name of another chosen solely by Pinnacle and/or Fastrac.

10. Confidential Information of the Company.

    10.1 During and subsequent to the Term, Consultant acknowledges, agrees, and covenants that (i) the Pinnacle Flood System and Services, and any and all parts thereof, (ii) any confidential or proprietary information belonging to the Company, including, without limitation, Pinnacle and/or Fastrac, and (iii) any confidential or proprietary information belonging to a Third Party (collectively "Confidential Information") which is disclosed to Consultant constitute important, material and confidential trade secrets and proprietary products, properties and assets of the Company or the Third Party which owns it and materially affect the successful conduct of the Company's business and the Company's goodwill, and the value of the Company's tangible and intangible assets.

    10.2 Consultant expressly agrees that at all times, whether during or subsequent to the Term, Consultant will protect and will instruct and use every reasonable effort to cause Consultant's Employees and Associates to protect the confidentiality of the Confidential Information.

              10.2.1 Except as permitted in this Agreement or in writing by the Company, (i) Consultant shall not disclose, divulge, communicate or otherwise make available Confidential Information to any of Consultant's Employees and Associates, except on a need to know basis and only in connection with the performance of Consultant's duties hereunder; and (ii) Consultant shall not and shall not allow any of Consultant's Employees and Associates to disclose, divulge, communicate or otherwise make available Confidential Information to any Third Party whatsoever.

              10.2.2 Consultant shall not personally, and shall not knowingly allow, any other person or entity to attempt to reverse engineer, decompile or otherwise attempt to derive source code of any Confidential Information. Any use or attempted use of Confidential Information in violation of the restrictions set forth in this section will cause irreparable harm to the Company entitling the Company to injunctive relief in addition to all legal remedies.

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11. Ownership. If Consultant conceives or make any inventions or improvements, relating to the Confidential Information and/or other property or assets of the Company, arising out of or as a result of performance of Consulting Services, such inventions or improvements shall be disclosed to the Company and shall be the property of the Company. All the documents, workpapers and other material created by Consultant during the performance of Consulting Services, including, without limitation the Materials, shall be the property of the Company and shall be furnished to the Company upon termination of this Agreement. Consultant may keep copies of such documents, workpapers and other material as he/she may desire, subject to the provisions of Section 10.

12. Insurance to be Furnished. Consultant agrees to maintain in force during the Term an auto liability insurance policy which includes coverage of not less than $500,000 for personal injury and $100,000 for property damage.

13. Term and Termination.

    13.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in force until terminated by either party, for any reason, with or without cause, upon written notice to the other party ("Term").

    13.2 Survival. Sections 1, 2, 3, 4, 5, 6, 7, 8.1, 8.3, 8.5, 8.7, 8.8, 8.9,
9, 10, 11, 13.2, 14, 15 and 16 shall survive any expiration or termination of this Agreement.

14. Relationship. Consultant is not, and shall not be deemed to be an employee, director, agent, partner, owner or joint venturer of the Company for any purpose whatsoever, but shall act as an independent contractor, and nothing contained herein shall be construed to be inconsistent with this relationship. Consultant shall not have and shall not be deemed to have any interest whatsoever in any tangible or intangible property belonging to the Company, including, without limitation, the Pinnacle Flood System, the Services, any license or service agreement associated therewith, any software, the Company trademarks, tradenames, servicemarks, logos, or other intellectual property or any data or other real or personal property of the Company.

    14.1 Consultant's Obligation. Consultant shall be solely responsible for all health, medical, life, travel, accident and other insurance and benefits for Consultant and the Company shall not have any responsibility or liability therefor.

15. Indemnification. Consultant agrees to indemnify, defend and hold harmless the Company from all claims, liability, damages or expenses, including reasonable attorneys' fees and costs incurred in defending against same arising from (i) its failure to perform any of its obligations under this Agreement, or
(ii) any act or

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omission of Consultant, excluding only those claims, liability, damages or expenses to the extent they are caused by the gross negligence or wilful misconduct of the Company, its agents or employees.

16. Miscellaneous.

    16.1 Assignment. This Agreement is to be performed solely by Consultant. Consultant may not, without the prior written consent of the Company, assign, market, license, sell, lease, rent, transfer, hypothecate, franchise, mortgage, joint venture, distribute, encumber, convert or in any other way convey Consultant's rights, duties or obligations under this Agreement either in whole or in part.

    16.2 Interpretation of Agreement. This Agreement is additional to prior agreements between Consultant and the Company. This Agreement may be amended only in a writing that has been executed by Consultant and a duly authorized officer of the Company.

    16.3 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California, including, without limitation, those relating to conflict of laws. Any lawsuit or action brought by any of the parties hereto, shall be filed and adjudicated in San Mateo County, California.

    16.4 Attorney's Fees. If litigation occurs between the parties arising under or related to this Agreement, whether sounding in tort, contract or otherwise, the prevailing party shall be entitled to its reasonable attorneys' fees, expert witness fees and costs of suit. The prevailing party will be determined by the court based upon an assessment of which party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on significant disputed issues addressed in the court's decision.

    16.5 Notices. All other communications required or permitted to be made under this Agreement shall be in writing and either shall be delivered personally or sent by United States Postal Service certified or registered mail, postage prepaid and return receipt requested, to the address or addresses set forth below, or to such other address or addresses as a party may notify another party pursuant to this Section. Any such communication shall be deemed to be properly given (i) if delivered personally, upon written acknowledgment of receipt after delivery to the address specified; or (ii) if posted, the earlier of the actual date of delivery, as set forth in the return receipt, or three (3) business days from the date posted pursuant to the foregoing. The address for each party is as follows:

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                         To the Company:

                                       National Insurance Group
                                       395 Oyster Point Boulevard
                                       Suite 500
                                       South San Francisco, California 94080
                                       Attention: Chief Executive Officer

                         To Consultant:

                                       David B. Brody
                                       162 Carl Street
                                       San Francisco, California 94117

    16.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns, and any corporate successors by a merger, consolidation or other corporate reorganization without limitation. Nothing contained in this Section 16.6 shall be construed to delete, modify or amend Section 16.1 of this Agreement.

    16.7 Further Actions. The parties hereto agree, for themselves and for their successors or assigns, to execute any instrument and to perform any act which may be necessary to carry out the purpose of this Agreement.

    16.8 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall confer any rights upon any person or entity, which is not a party to this Agreement.

    16.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    16.10 No Waiver. No failure, delay or omission of or by any party in exercising any right, power or remedy upon any breach or default of any other party shall impair any such right, power or remedy of the party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in or to any such breach or default, or a waiver of or acquiescence in any similar breach or default. Nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provision of this Agreement must be in writing and be executed by all the parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

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    16.11 Construction. The captions to this Agreement and its sections, subsections, tables, addendums and exhibits are inserted only for convenience and shall not be construed as part of this Agreement or as a limitation on or broadening of the scope of this Agreement or any section, subsection table or exhibit. This Agreement shall be construed as if each party hereto was its author and each party hereby adopts the language of this Agreement as if it were his, her or its own. If there is a conflict or inconsistency between the terms of this Agreement and any exhibit attached hereto, the terms of this Agreement shall govern.

    16.12 Authority. Consultant warrants that he has sufficient authority to execute this Agreement and perform hereunder, that his execution of this Agreement will not constitute a breach of any other agreement or license to which he is a party, or a violation of any authority granted to him; and that when this Agreement is signed by Consultant, it will be enforceable against him in accordance with its terms and conditions.

    16.13 Impairment. Any provision or part of this Agreement which shall prove to be invalid, void or illegal, shall in no way affect, impair or invalidate any of the other provisions and parts hereof which shall remain in full force and effect.

    16.14 Addition, Change or Discontinuation of Services. The Company may add to, change, or discontinue the Pinnacle Flood System and/or the Services or any other Services furnished pursuant to this Agreement, in whole or in part, or may discontinue furnishing any part of the Pinnacle Flood System and Services or any other such Services to any person, entity or group, including, but not limited to, any group in any area, for any reason, with or without cause and without any liability to Consultant.

    16.15 No Enforcement. During and after the Term, the Company may, but is not obligated to enforce or not enforce any terms or conditions of this Agreement or any other agreement relating hereto.

    16.16 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and agree to enter into and be bound by the provisions hereof as of the Effective Date.

                                               CONSULTANT

WITNESS:

By: /s/ Elizabeth Paulsen                      By: /s/ David B. Brody
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                                                   David B. Brody
                             (Signatures Continued)

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                                               NATIONAL INSURANCE GROUP

WITNESS:

By: /s/ Elizabeth Paulsen                          By: /s/ Paulette J. Taylor
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                                                       Paulette J. Taylor, Esq.
                                                       Executive Vice President

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